News Release	Contact:
For Immediate Release	Anna Austin Vice President, Corporate Communications (314) 523-8354 investor.relations@tlcvision.com

TLCVision Appoints New General Counsel

St. Louis, MO, January 11, 2005: TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, announced the appointment of Brian L. Andrew, effective February 1, to the position of General Counsel. As a key member of the senior management team, Mr. Andrew will provide legal guidance and strategic leadership throughout TLCVision’s business operations. His core responsibilities will include legal, corporate compliance, medical malpractice and support of corporate acquisition growth initiatives.

Mr. Andrew brings over 20 years of legal experience in private practice and the health care industry. Most recently, he was the Chair of the Health Law Practice Group and a member in the Saint Louis, Missouri office of Husch & Eppenberger, LLC. He has a unique perspective of the health care industry through his previous experience as Assistant Counsel to the American Optometric Association, Associate General Counsel for MetLife HealthCare Management Corporation and his focus with physicians and medical practice issues through his private practice. Mr. Andrew earned an undergraduate degree from the University of Missouri, Masters degree from Webster University and a law degree from Saint Louis University School of Law.

Mr. Andrew replaces Robert W. May who retired at the end of 2004. “Since Bob May announced his retirement in June, we have been looking for a General Counsel with the experience to contribute to our growth and diversification strategy. Brian has a proven track record in the health care industry and will be a valuable addition to our already strong management team,” commented Jim Wachtman, President and Chief Executive Officer of TLCVision. “I would like to thank Bob for his outstanding contribution over the least 10 years and wish him well in his retirement.”

About TLCVision

TLCVision is North America’s premier eye care services company. The key drivers of TLCVision‘s strategy are our affiliated network of thousands of eye doctors, proven corporate and consumer marketing and education programs, and access to state of the art clinical technologies. We are supported by a strong operations management culture and superior information technology. More information about the company can be found on the TLCVision web site at www.tlcv.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.